EXHIBIT 10.21


                       STOCK AND ASSET PURCHASE AGREEMENT

               STOCK AND ASSET PURCHASE AGREEMENT, dated as of December 31, 1998 (the "Agreement"), among Deluxe Corporation, a Minnesota corporation ("Deluxe"), Current, Inc., a Colorado corporation and a wholly owned subsidiary of Deluxe ("Current"), SE/PDI Acquisition Corporation, a Minnesota corporation, and/or its designated subsidiary(ies) or affiliate(s) ("Buyer") and Taylor Corporation a Minnesota corporation ("Taylor"). (Deluxe and Current are sometimes hereinafter collectively referred to as the "Sellers".)

               WHEREAS, Deluxe owns all of the issued and outstanding capital stock (the "Shares") of PaperDirect, Inc., a New Jersey corporation ("PDI") engaged in the design, manufacture and marketing of printed designer papers as represented by the catalogs and mailings performed by PDI during 1998 (the "PDI Business"); WHEREAS, Current is engaged (a) in the design, manufacture, marketing and distribution of social expressions products, including rolled address labels, greeting and note cards, gift wrap, small gifts and other seasonal items as represented by the catalogs and mailings performed by the Current social expressions operation during 1998 (the "SE Business"; as used herein "SE Business" shall include where appropriate any legal entity through which the SE Business is conducted, including by way of illustration only, a contract for the purchase of inventory for use in the SE Business between Current, Inc. and the vendor is deemed a contract binding upon the SE Business), and (b) in the design, manufacture, marketing and distribution of business and personal bank checks, forms of deposit, check registers, savings deposit and withdrawal forms, comparable products for demand deposit and money market accounts and other substantially similar products ("Checks"), and the products related to or used as accessories for Checks set forth in Section 6.10 of the Disclosure Schedule ("Check Accessories") (the "Checks Business");

               WHEREAS, Deluxe desires to sell and transfer to Buyer, and Buyer desires to purchase and accept from Deluxe, all of the Shares;

               WHEREAS, Current desires to sell and transfer to Buyer, and Buyer desires to purchase and accept from Current, substantially all of the assets and properties relating to the SE Business, together with the assumption by Buyer of certain obligations and liabilities associated therewith;

               NOW, THEREFORE, in consideration of the foregoing and the agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

               Section 1.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined) Deluxe shall sell, assign and transfer to Buyer, and Buyer shall purchase and accept from Deluxe, the Shares.



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

               Section 1.2 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Current shall sell, assign and transfer to Buyer, and Buyer shall purchase and accept from Current, all of Current's right, title and interest in and to the "Purchased Assets", which shall mean all of the assets and properties of Sellers used in the SE Business, of every kind and description, wherever located, whether tangible or intangible, real, personal or mixed, as such assets and properties exist on the Closing Date, and shall include, without limitation:

               (a) all land, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other rights appurtenant thereto including, without limitation, those parcels of real property described on Section 1.2(a) of Disclosure Schedule;

               (b) all shares of capital stock of any corporation, including Current Stationers, Inc. and Current Equipment Corporation, and other securities or rights to acquire any shares or securities

               (c) all fixed assets, machinery and equipment (including associated inventories of spare parts), furnishings and furniture, wherever located;

               (d) all computer hardware and software, printers, modems and other related equipment used in the operation of the SE Business, subject to a royalty free and paid up license back to Current of certain computer software as described on Section 1.2(d) of the disclosure schedule delivered by Deluxe on the date hereof (the "Disclosure Schedule") to use such software (provided: (i) consent for each such license back is



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

received from the respective licensor thereof; (ii) Current shall pay any fee charged by each respective licensor in connection with such license back including any additional charges under the related maintenance agreements; and
(iii) Current hereby accepts the sub-licenses granted herein and agrees that it shall comply with each of the terms and restrictions set forth in each of the respective licenses (collectively the "Original Terms") and agrees to indemnify, defend and hold harmless the Buyer from any claim, demand, proceeding or other adverse action asserted or taken by each of the respective original licensors arising from any actual or alleged breach by Current (or Buyer if the license back is claimed to be a breach or to make Buyer a service bureau) of the Original Terms. The license back shall continue until the earlier of: (i) date on which the period that the SE Business ceases providing the related services to Current under the relevant sections of the Transition Services Agreement; or
(ii) the existing term of the respective license;

               (e) all inventories of tangible goods (including in-transit inventories), excluding Checks inventory at Woodmen Road on the Current Warehouse Management System, including raw materials, work in process, finished goods and materials and supplies;

               (f) all (i) patents, patent applications, patent disclosures, and improvements thereto; (ii) trademarks, service marks, trade dress, logos and trade names subject to a license back to Current of certain trademark rights as defined in the Trademark License Agreement (defined herein); (iii) copyrights and registrations and



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

applications for registration thereof; (iv) mask works and registrations and applications for registration thereof; (v) computer software, data, and documentation; (vi) trade secrets and confidential business information, including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques and operating manuals, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information; (vii) other proprietary rights; and (viii) copies and tangible embodiments thereof (in whatever form or medium) (all of the foregoing being hereinafter collectively referred to as the "Intellectual Property");

               (g) all artwork, including without limitation original and film or electronic images, subject to (i) a five (5) year, paid up and royalty free right and license to use copy, transmit and display the artwork described on
Section 1.2(g) of the Disclosure Schedule solely in connection with Checks to Current; and as (ii) a perpetual paid up, exclusive and royalty free right and license to use, copy, transmit and display the artwork identified as Executive Gray and Marbled Fan to Current, except for use on envelopes, business cards and rolled address labels;

               (h) all sales and promotional materials, catalogues and advertising literature;

               (i) all rights in executory contracts, agreements, leases, commitments and


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


purchase orders used in the SE Business, whether oral or written, including prepaid expenses;

               (j) all trade accounts and notes receivable generated by the conduct of the SE Business and owing from third parties; and

               (k) all business records, personnel files, operating records, microfilm and computer records, and customer lists and records relating to the SE Business excluding from such lists and records information relating to purchases of Checks products and names and addresses acquired from Checks, unless such customers were also customers of the SE Business or PDI.

               Section 1.3 Excluded Assets. Notwithstanding the provisions of
Section 1.2 hereof, Current is not selling, assigning or transferring to Buyer, and the Purchased Assets shall not include:

               (a) the assets, rights and properties of Current used exclusively in the Checks Business, of every kind and description, wherever located (provided, however, that, except as provided in paragraph 1.3(a) of the Disclosure Schedule, none of these assets are located at, or have been within one year prior to the Closing Date, located at premises owned, leased, or used by PDI or the SE Business as of the Closing Date (the "Business Premises")), whether tangible or intangible, real, personal or mixed, as such assets and properties exist on the Closing Date (the "Excluded Assets") including without limitation:

                    (i) all land, leaseholds and subleaseholds therein, improvements,



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

fixtures, and fittings thereon, and easements, rights-of-way, and other rights appurtenant thereto at the locations described on Section 1.3(a)(i) of Disclosure Schedule;

                    (ii) all fixed assets, machinery and equipment (including associated inventories of spare parts), furnishings and furniture;

                    (iii) all computer hardware and software, printers, modems and other related equipment used solely in the operation of the Checks Business;

                    (iv) all inventories of tangible goods (including in-transit inventories), including raw materials, work in process, finished goods and materials and supplies used in the Checks Business;

                    (v) all (A) patents, patent applications, patent disclosures, and improvements thereto; (B) trademarks, service marks, trade dress, logos and trade names; (C) copyrights and registrations and applications for registration thereof; (D) mask works and registrations and applications for registration thereof; (E) computer software, data, and documentation; (F) trade secrets and confidential business information, including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques and operating manuals, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information; (G) other proprietary rights; and (H) copies and tangible embodiments thereof (in whatever form or medium), in each



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

case, as used in the Checks Business;

                    (vi) all sales and promotional materials, catalogues and advertising literature used in the Checks Business;

                    (vii) all of Current's rights in, and obligations under, executory contracts, agreements, leases, commitments and purchase orders used in the Checks Business, whether oral or written, including prepaid expenses;

                    (viii) all trade accounts and notes receivable generated by the conduct of the Checks Business and owing from third parties; and

                    (ix) all personnel files, operating records, microfilm and computer records, and customer records relating to the Checks Business; and

               (b) with respect to both the Checks Business and the SE Business:

                    (i) cash and cash equivalent assets, wherever located, including funds on hand, funds in bank accounts (including lock boxes), securities, reserves and funds except prepaid expenses, deposits and rebates on hand with third parties other than banks;

                    (ii) all corporate minute books, stock transfer books, corporate seals and other corporate records of Current provided Sellers shall provide access and copies of such records to Buyer upon reasonable request; and

                    (iii) all claims or rights to refunds of any Taxes. (For purposes of this Agreement, "Taxes" means all federal, state, and local net income, gross income, sales, use, franchise, profits, service, withholding, payroll, employment, excise, or




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


property taxes, fees, assessments or charges together with any interest, penalties, and additions to tax or additional amounts thereon, imposed by any Taxing Authority. For purposes of this Agreement, "Taxing Authority" means any federal, state, local or foreign governmental authority responsible for the imposition of any Taxes.)

                    (iv) all rights to insurance secured under insurance policies issued to Deluxe Corporation, under which PDI and SE are beneficiaries as a result of inclusion of such entities in Deluxe's consolidated group of companies.

               Section 1.4 Consideration. Upon the terms and subject to the conditions of this Agreement and in consideration of the sale, assignment, transfer, conveyance and delivery of the Shares and the Purchased Assets, Buyer will deliver or cause to be delivered to Deluxe in full payment for the aforesaid sale, assignment, transfer, conveyance and delivery, the following:

               (a) an amount equal to Seventy Seven Million One Hundred Thousand Dollars ($77,100,000.00) in immediately available funds (the "Purchase Price"). The Purchase Price plus the estimated Assumed Liabilities from the SE Balance Sheet shall be allocated as between the Shares and the Purchased Assets as follows:

Stock:      PaperDirect, Inc. Stock                              18,300,000
            Current Stationers Inc. Stock                         3,000,000
            Current Equipment Corporation                         8,000,000

Assets:     Inventory, Receivables and Prepaids (Estimated)      25,000,000
            Land                                                  7,000,000
            Building & Improvements                              10,200,000

            ss. 197 Intangibles / Goodwill (Estimated)           15,500,000
                                                         ------------------


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


                      TOTAL ALLOCATION                           87,000.000
                                                         ==================

               (b) an instrument of assumption in a form mutually agreed upon by the parties and their respective counsel (the "Instrument of Assumption") pursuant to which Buyer will assume and agree to perform, pay and discharge the Assumed Liabilities. For purposes of this Agreement, "Assumed Liabilities" shall mean (i) all liabilities set forth on the SE Balance Sheet (as defined below) which are not paid prior to the Closing but specifically excluding any liabilities which are retained or agreed to be paid by Sellers pursuant to this Agreement, (ii) all liabilities of a similar nature to those described in
Section 1.4 (b)(i) which are incurred in the ordinary course of business by the SE Business since the date of the SE Balance Sheet and not paid prior to the Closing, (iii) claims for returns and refunds relating to the products sold by the SE Business on or before the Closing Date (but excluding claims for refunds issued prior to the Closing Date or claims related to abandoned property), and
(iv) the executory contracts, contingent and other liabilities and obligations of the SE Business not required by GAAP (as defined below) to be reflected on the SE Balance Sheet provided that all of such contracts, liabilities and obligations in excess of $25,000 are set forth on Section 1.4(b)(iv) of the Disclosure Schedule. Notwithstanding the foregoing, the Assumed Liabilities shall specifically exclude: (v) Retained Compensation Liabilities; (w) Retained Severance Liabilities; (x) Taxes, (y) liabilities and obligations specifically relating to the Checks Business and (z) liabilities relating to the items set forth as Retained Litigation on Section 3.15 of the Disclosure Schedule (the "Retained Litigation"). Buyer



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


is not assuming any liability of Sellers except the Assumed Liabilities and all other liabilities, including those identified in the previous sentence, are specifically retained by Sellers (the "Excluded Liabilities").


                                   ARTICLE II

                                     CLOSING

               Section 2.1 Closing. Upon the terms and subject to the conditions of this Agreement, the closing with respect to the transactions provided for herein (the "Closing") shall take place at the offices of Deluxe Corporation, 3680 Victoria Street, North, Shoreview, Minnesota at 8:00 a.m. on December 31, 1998, provided each of the conditions to each party's obligations to close hereunder, other than those conditions which can only be satisfied at the Closing have been satisfied or waived, or such other date as the parties shall mutually agree (the "Closing Date").

               Section 2.2 Deliveries at Closing.

               (a) Deliveries by Deluxe. At the Closing, Deluxe shall deliver to
Buyer:

                    (i) stock certificates representing all of the Shares, endorsed in blank or accompanied by stock powers executed in blank;

                    (ii) the certificate required by Section 9.3(c);

                    (iii) any third party consents required by the terms of any lease, executory contract, license, or other agreement which PDI is bound by, or the beneficiary thereof; and



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


                    (iv) the Supply Agreement in a form mutually agreed upon by the parties and their respective counsel.

               (b) Deliveries by Current. At the Closing, Current shall deliver to Buyer:

                    (i) an Indenture, Bill of Sale and Assignment (the "Bill of Sale") in a form mutually agreed upon by the parties and their respective counsel, duly executed by Current together with any third party consents required by the terms of any lease, executory agreement, license or other agreement assigned;

                    (ii) warranty deeds (or other appropriate forms of assignment for leased properties) for the real property constituting a portion of the Purchased Assets, duly executed by Current together with any third party consents required by the terms of any lease or other agreement assigned;

                    (iii) the Real Estate Purchase Agreement in a form mutually agreed upon by the parties and their respective counsel.

                    (iv) stock certificates representing all of the outstanding shares of Current Stationers, Inc. and Current Equipment Corporation.

                    (v) such other instruments of transfer and conveyance in form and substance reasonably satisfactory to Buyer, sufficient to convey to Buyer good and marketable title to the Purchased Assets, duly executed by Current;

                    (vi) the Trademark License Agreement between Current and Buyer in a form mutually agreed upon by the parties and their respective counsel, duly executed by Current (the "Trademark License Agreement");



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


                    (vii) the certificate required by Section 9.3(c); and

                    (viii) the Transition Services Agreement in a form mutually agreed upon by the parties and their respective counsel.

               (c) Deliveries by Buyer. At the Closing, Buyer shall deliver:

                    (i) to Deluxe, the Purchase Price by wire transfer in immediately available funds to Account 1801-20586870, U.S. Bancorp, N.A., Minneapolis, Minnesota, ABA Routing 091000022;

                    (ii) to Current, the Instrument of Assumption, duly executed by Buyer;

                    (iii) to Current, the Trademark License Agreement, duly executed by Buyer; and

                    (iv) to Deluxe, the certificate required by Section 9.2(c).

                    (v) to Current, the Transition Services Agreement, duly executed by Buyer.

                    (vi) to Deluxe, the Supply Agreement, duly executed by Taylor.

               Section 2.4 Intercompany Accounts. On or prior to the Closing Date all intercompany account balances between PDI or the SE Business, on the one hand, and Deluxe, Current and any of their respective affiliates (excluding PDI and the SE Business) (for purposes of intercompany accounts and balances, SE Business and Checks Business shall be deemed to be companies), on the other hand ("Intercompany Accounts"), shall be contributed to capital or cancelled (as the case may be).



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


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF DELUXE

               Except as specifically set forth on the Disclosure Schedule attached hereto and initialed by the parties, notwithstanding Buyer's due diligence investigation or Buyer's knowledge of any misrepresentation or breach hereof, Sellers make the following representations and warranties to Buyer with the intention that Buyer may rely upon the same and acknowledge that the same shall be true on the date hereof (unless specified as being true only upon Closing) and as of the Closing (as if made at the Closing) and shall survive the Closing. The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbering of this Agreement and the exceptions shall be limited to the specific terms thereof as expressed with respect to each respective section hereof.

               Section 3.1 Organization and Qualification. Each of Deluxe, PDI, Current, Current Stationers, Inc. and Current Equipment Corporation is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership, lease or operation of its properties makes such qualification necessary.

               Section 3.2 Authority Relative to this Agreement. Sellers have full



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corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by each of Sellers and no other corporate proceedings on the part of Sellers (or any other person) are necessary to authorize the execution of this Agreement by Sellers or the consummation by Sellers of the transactions contemplated hereby. This Agreement has been duly and validly executed by Sellers and (assuming the valid execution of the Agreement by Buyer) constitutes a valid and binding agreement of Sellers, enforceable against Sellers in accordance with its terms, except (a) that such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               Section 3.3 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) require Sellers to file or register with, notify, or obtain any permit, authorization, consent, or approval of or from, any Governmental Entity (as defined below), with the exception of filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (together, the "HSR Act"), (ii) conflict with or breach any provision of the



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


Certificate of Incorporation or By-Laws of either of Sellers, (iii) except as set forth in Section 3.3 of the Disclosure Schedule, violate or breach any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any agreement or other obligation to which either of Sellers is a party, or by which either may be bound, or (iv) violate any order, writ, injunction, decree, judgment, statute, law or ruling of any Governmental Entity applicable to Sellers or either of them. For purposes of this Agreement, "Governmental Entity" means any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, or any nation; or any court, or legally constituted tribunal or arbitrator.

               Section 3.4 Capitalization.

               (a) The authorized capital stock of PDI consists of 2,500 shares of common stock, all of which are issued and outstanding. (All such issued and outstanding shares of capital stock are herein collectively referred to as the "Shares"). Each of the Shares has been duly authorized and validly issued, and is fully paid and nonassessable, and all of the Shares are owned by Deluxe, free and clear of any and all liens, encumbrances, security interests, mortgages, pledges, claims, options or restrictions of any kind whatsoever ("Liens"). Except for the rights of Buyer expressly contemplated by this



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


Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement of any kind, direct or indirect, relating to (i) the issuance, purchase, acquisition, sale, pledge, delivery or transfer of any shares of capital stock of PDI (including the Shares), including any right of direct or indirect conversion or exchange under any security or other instrument; or (ii) the voting or control of any such capital stock, security or other instrument (including the Shares).

               (b) The authorized capital stock of Current Stationers, Inc. consists of 2,500 shares of common stock, all of which are issued and outstanding. (All such issued and outstanding shares of capital stock are herein collectively referred to as the "CSI Shares"). Each of the CSI Shares has been duly authorized and validly issued, and is fully paid and nonassessable, and all of the CSI Shares are owned by Current, free and clear of any and all Liens. Except for the rights of Buyer expressly contemplated by this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement of any kind, direct or indirect, relating to (i) the issuance, purchase, acquisition, sale, pledge, delivery or transfer of any shares of capital stock of Current Stationers, Inc. (including the CSI Shares), including any right of direct or indirect conversion or exchange under any security or other instrument; or (ii) the voting or control of any such capital stock, security or other instrument (including the CSI Shares).

               (c) The authorized capital stock of Current Equipment Corporation consists of 2,500 shares of common stock, all of which are issued and outstanding. (All



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


such issued and outstanding shares of capital stock are herein collectively referred to as the "CEC Shares"). Each of the CEC Shares has been duly authorized and validly issued, and is fully paid and nonassessable, and all of the CEC Shares are owned by Current, free and clear of any and all Liens. Except for the rights of Buyer expressly contemplated by this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement of any kind, direct or indirect, relating to (i) the issuance, purchase, acquisition, sale, pledge, delivery or transfer of any shares of capital stock of Current Equipment Corporation (including the CEC Shares), including any right of direct or indirect conversion or exchange under any security or other instrument; or (ii) the voting or control of any such capital stock, security or other instrument (including the CEC Shares).

               Section 3.5 Financial Statements.

(a) Deluxe has previously delivered to Buyer the unaudited balance sheets of PDI as of October 31, 1998 (the "PDI Balance Sheet"), and as of December December 31, 1997 and December 31, 1996 and the statements of income of PDI for the ten
(10) calendar months ending October 31, 1998 and the last two completed fiscal years, respectively, then ended (collectively, the "PDI Financial Statements"). Each of the PDI Financial Statements (including any related notes thereto) has been prepared in accordance with GAAP (except for accounting for (x) consolidation, (y) relocation expenses, and (z) the elimination of Intercompany Accounts, the specific accounting treatment for each of which is set forth on
Exhibit 3.5(a)) applied on a consistent basis throughout the periods



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involved and fairly presents, in all material respects, the results of operations and the financial position of PDI as of the respective dates and for the respective periods indicated therein.

(b) Deluxe has previously delivered to Buyer the unaudited balance sheets of the SE Business as of October 31, 1998 (the "SE Balance Sheet"), and as of December 31, 1997 and December 31, 1996 and the statements of income of the SE Business for ten (10) calendar months ending October 31, 1998 and the last two fiscal years, respectively, then ended (collectively, the "SE Financial Statements"). Each of the SE Financial Statements (including any related notes thereto) has been prepared in accordance with GAAP (except for accounting for (x) consolidation, (y) relocation expenses, and (z) the elimination of Intercompany Accounts, the specific accounting treatment for each of which is set forth on
Exhibit 3.5(b)) applied on a consistent basis throughout the periods involved and fairly presents, in all material respects, the results of operations and the financial position of the SE Business as of the respective dates and for the respective periods indicated therein.

               Section 3.6 Books and Records. The books of account and records (including customer order files, employment records, and sales, production, and manufacturing records) of PDI and the SE Business are complete, true, and correct.

               Section 3.7 Title to Properties; Encumbrances. Except as set forth in Section 3.7 of the Disclosure Schedule, Sellers have, and at the Closing will convey to Buyer, good, marketable and valid title to the Shares and the Purchased Assets. Except



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as set forth in Section 3.7 of the Disclosure Schedule, all of the Shares are
free of Liens and the Purchased Assets are free of Liens, except for Permitted Liens. (For purposes of this Agreement, "Permitted Liens" means Liens arising solely from the Assumed Liabilities.)

               Section 3.8 Purchased Assets. The Purchased Assets include all of the assets used by Sellers in the conduct of the SE Business.

               Section 3.9 Fixed Assets. None of the fixed assets of PDI or the SE Business ("Fixed Assets") has sustained any damage which has not been repaired or is in need of any repair, except for ordinary wear and tear. Each of the Fixed Assets reflected on the respective Financial Statements are in the possession of PDI or the SE Business and are capable of delivery upon Closing.

               Section 3.10 Accounts Receivable. All accounts receivable reflected in the SE Financial Statements and the PDI Financial Statements, and all accounts receivable generated thereafter, originated or will originate in the ordinary course of business, are valid, and are fully collectible and not subject to any defense, counterclaim or set-off, except and only to the extent of the reserve against accounts receivable shown on the SE Financial Statements and PDI Financial Statements and any reserve generated thereafter in the ordinary course of business and consistent with past practice.

               Section 3.11 Accounts Payable. All accounts payable reflected in the SE Financial Statements and PDI Financial Statements, and all accounts payable created thereafter, arose from valid purchases and other transactions in the ordinary course of



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conduct of the business by PDI or the SE Business.

               Section 3.12 Inventory. All inventory in the possession of PDI or the SE Business is owned by PDI or the SE Business and no inventory owned by PDI or the SE Business is in the possession of any other person or entity. All inventory, with the exception of inventory which is subject to a reserve, reflected on the SE Financial Statements or the PDI Financial Statements is good and useable and is valued at the lower of cost, or market, in accordance with generally accepted accounting principles, consistently applied.

               Section 3.13 Agreements not in Default. Neither PDI nor, with respect only to the SE Business, Current, is in default under any material contracts, agreements, arrangements, plans, leases, licenses or policies, and, to the knowledge of Deluxe, there is no basis for any valid claim of default against any third party thereto.

               Section 3.14 Absence of Certain Changes or Events. Since December 31, 1997, PDI and the SE Business have in all material respects conducted their businesses in the ordinary course consistent with past practice, and, except as set forth in Section 3.14 of the Disclosure Schedule, there has not been, occurred or arisen with respect to PDI or the SE Business:

               (a) any amendment to the Articles of Incorporation or by-laws of PDI or Current;

               (b) any formation of any subsidiary (except Current Stationers, Inc. and Current Equipment Corporation) or investment in any new line of business;

               (c) any indebtedness for borrowed money incurred by PDI or the SE Business (including, without limitation, issuance of any debt securities);

               (d) any action taken or suffered by Sellers or PDI which would result in the creation or imposition of a Lien on any of the assets of PDI or the SE Business, except for Permitted Liens;

               (e) any sale, transfer or other disposition of any right, title or interest in or to any of the properties or assets of PDI or the SE Business (real, personal or mixed, tangible or intangible) other than sales of inventory in the ordinary course or consistent with past practice;

               (f) (i) any approval of or action to put into effect any general increase in any compensation or benefits payable to any class or group of employees of PDI or the SE Business not in the ordinary course and consistent with past practice, any increase in the compensation payable or to become payable to any director, officer or key employee or any payment, grant or accrual to or for the benefit of any director, officer or key employee of any bonus, service award, percentage compensation or other benefit, in each case in excess of the amount thereof in effect as of January 1, 1997 not in the ordinary course and consistent with past practice; (ii) any adoption or amendment of any employee pension benefit plan, employee welfare benefit plan or plan referred to in Section 3.19; or (iii) any approval of or action to put into effect any severance agreement, bonus agreement or employment contract to which any officer, director or employee of PDI or the SE Business is a party;

               (g) any material transaction or commitment relating to PDI or the SE Business, including any transaction to acquire or dispose of a substantial amount of the assets of PDI or the SE Business;

               (h) any strike or other labor trouble;

               (i) any agreement, whether in writing or otherwise, to take any action described in this Section;

               (j) any guarantee of any indebtedness or liability;

               (k) any payment, discharge or other satisfaction of any claim, liability or obligation except in the ordinary course of business and consistent with past practice;

               (l) any settlement, waiver or other compromise or extinguishing of any claim, including any litigation on behalf of, or against, Sellers;

               (m) any writing down of the value of any inventory or writing off as uncollectable any notes or accounts receivable;

               (n) any change or modification of any accounting practice or change in any banking arrangement;

               (o) any repayment of any obligation except in the ordinary course of business and consistent with past practice;

               (p) any grant or execution of any power of attorney to or for the benefit of any third party;

               (q) any deferral or failure to make any payment due with respect to any of the Assumed Liabilities or any liability of PDI according to the terms thereof;

               (r) any sale, disposal, transfer, assignment, or other removal of any of the assets used in, or related to, PDI or the SE Business or entering into any letter of intent to do any of the foregoing, except inventory in the ordinary course of business; or

               (s) any disposal of, or permitting to lapse, any rights to use any of the Intellectual Property Rights of PDI or Current with respect to the SE Business, or impairment of the ability of PDI or the SE Business to enforce any agreement protecting any confidential or proprietary information of the Business.

               Section 3.15 Absence of Litigation. Except as set forth in
Section 3.15 of the Disclosure Schedule, there is no claim, action, suit, proceeding or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), by or before any Governmental Entity pending or, to the knowledge of Deluxe, threatened against PDI or the SE Business. None of such claims, actions, suits, proceedings or investigations, if adversely determined, would have a material adverse effect on the operation of PDI or the SE Business or any portion thereof following Closing or impair Sellers' ability to consummate the transactions contemplated hereby.

               Section 3.16 Burdensome Conditions. There are no actions taken, pending or, to the knowledge of Sellers, threatened, which may lead to such action, by any governmental authority or other person to investigate or challenge any action or inaction of Seller under any applicable Laws, nor is Seller subject to any existing judgment, order, or decree which would prevent, impede, or make illegal the consummation of the transaction contemplated in this Agreement or which would have an adverse effect on the Business or the Purchased Assets.

               Section 3.17 Laws and Regulations. PDI and the SE Business are in compliance with any applicable federal, state, county, or local laws, statutes, rules, regulations, ordinances and requirements promulgated by governmental or other authorities including any judicial or administrative interpretations thereof ("Laws") relating to the their respective businesses and the Purchased Assets. PDI and the SE Business have not received any notice of, and Sellers and PDI have no knowledge of, any sort of alleged violation of any such Laws.

               Section 3.18 Intellectual Property.

               (a) PDI and, with respect to the SE Business, Current own or have a valid and enforceable right to use all material copyrights, trade names, trademarks, service marks, trade secrets, designs, licenses, patents and other intellectual property rights (including pending applications for any of the foregoing) (collectively referred to herein as "Intellectual Property") used in or necessary to the conduct by PDI and the SE Business of their businesses as now being conducted. Section 3.18 of the Disclosure Schedule sets forth a true, correct and complete list of the material United States registered copyrights, trade names, United States registered trademarks, United States registered service marks, licenses (to and by PDI and the SE Business) and United States patents included among the Intellectual Property. Sellers have not received any written claim and have no knowledge of any claim that any of the Intellectual Property is invalid or unenforceable.

               (b) Neither PDI nor the SE Business have interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property Rights of third parties, and none of the Sellers have received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the PDI or the SE Business must license or refrain from using any Intellectual Property Rights of any third party). To the knowledge of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property Rights of the PDI or the SE Business. For purposes of this Agreement, "Intellectual Property Rights" means (a) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all works (whether or not copyrightable), all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

               Section 3.19 ERISA Compliance.

               (a) Except as provided in Section 3.19(a) of the Disclosure Schedule, PDI does not maintain any pension, retirement, disability, medical, dental, or other death benefit plan, profit sharing, deferred compensation, stock option, or severance plan, including, without limitation, any "pension plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Pension Plan"), and any "welfare plan" as defined in Section 3(1) of ERISA ("Welfare Plan"), whether or not any of the foregoing are funded (collectively the "Employee Plans"). The term "Employee Plan" shall also include (a) every plan, fund, contract, program, policy, agreement and arrangement (whether written or not) which is sponsored, maintained or contributed or required to be contributed to by PDI or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with PDI would be deemed a single employer within the meaning of
Section 4001(b) of ERISA, or to which PDI or an ERISA Affiliate is a party, for the benefit of present or former employees or directors of PDI (or any subsidiary of PDI), (i) which PDI or any ERISA Affiliate has committed to implement, establish, adopt or contribute to in the future, (ii) for which PDI is or may be financially liable as a result of the direct sponsor's affiliation to PDI or its owners (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the plan is not maintained by PDI for the benefit of its employees or former employees), (iii) which is in the process of terminating (but such term does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement such that PDI has no present or potential liability with respect to such arrangement), or (iv) for or with respect to which PDI is or may become liable under any the common law successor doctrine, express successor liability provision of law, provisions of a collective bargaining agreement, labor or employment law or agreement with a predecessor employer.

               (b) Except as provided in Section 3.19(b) of the Disclosure Schedule, Sellers, with respect to the SE Business or any employee thereof, does not maintain any pension, retirement, disability, medical, dental, or other death benefit plan, profit sharing, deferred compensation, stock option, or severance plan, including, without limitation, any Pension Plan and Welfare Plan, whether or not any of the foregoing are funded (collectively the "Employee Plans"). The term "Employee Plan" shall also include (a) every plan, fund, contract, program, policy, agreement and arrangement (whether written or not) which is sponsored, maintained or contributed or required to be contributed to by the Sellers or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Sellers would be deemed a single employer within the meaning of Section 4001(b) of ERISA, or to which the Sellers or an ERISA Affiliate is a party, for the benefit of present or former employees or directors of the Seller (or any subsidiary of the Seller), (i) which the Sellers or any ERISA Affiliate has committed to implement, establish, adopt or contribute to in the future, (ii) for which the Sellers is or may be financially liable as a result of the direct sponsor's affiliation to the Sellers or its owners (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the plan is not maintained by the Sellers for the benefit of its employees or former employees), (iii) which is in the process of terminating (but such term does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement such that the Sellers has no present or potential liability with respect to such arrangement), or (iv) for or with respect to which the Sellers is or may become liable under any the common law successor doctrine, express successor liability provision of law, provisions of a collective bargaining agreement, labor or employment law or agreement with a predecessor employer.

               (c) With respect to any Employee Plans referred to in either
Section 3.19(a) or 3.19(b) of the Disclosure Schedule:

                    (i) Such Employee Plans reflect the applicable requirements of ERISA to the extent required by law and such Employee Plans and their related trusts have received or requested favorable determinations from the Internal Revenue Service holding that such Employee Plans and trusts qualify under
SECTION 401 et seq. and other applicable provisions of the Internal Revenue Code of 1986, as amended. Each of the Employee Plans is in material compliance, and has been administered in accordance, with the applicable provisions of the Internal Revenue Code and ERISA;

                    (ii) There is no current matter which would adversely affect the qualified tax exempt status of any such Employee Plan and trust under the Internal Revenue Code;

                    (iii) All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, PBGC-1's, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and IRC section 4980B (collectively "COBRA") have been met with respect to each such Employee Plan which is a Welfare Plan.

                    (iv) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Plan which is a Pension Plan and all contributions for any period ending on or before the Closing which are not yet due will, as of the Closing, have been paid to each such Pension Plan or accrued in accordance with the past custom and practice of PDI or the SE Business. All premiums or other payments due for all periods ending on or before the Closing have been paid (or, with respect to those not yet due, will have been paid by Seller on or before its due date) with respect to each such Employee Plan which is a Welfare Plan.

                    (v) The market value of assets under each such Employee Plan which is a Pension Plan (other than any multi-employer plan) equals or exceeds the present value of all vested and non-vested liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to a Pension Plan terminating on the date for determination.

                    (vi) PDI and the Sellers have delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Plan.

                    (vii) PDI and the Sellers has not incurred any material "accumulated funding deficiency" within the meaning of ERISA Section 302 (a)(2) or IRC Section 412(a) in connection with any of the Employee Plans;

                    (viii) The present value of all benefits vested under all Employee Plans that are subject to the requirements of Title IV of ERISA, as from time to time in effect, do not exceed the value of assets (less all liabilities other than those attributable to accrued benefits) allocable to such vested benefits;

                    (ix) Neither the Employee Plans nor trusts created thereunder, nor any trustee, investment manager or administrator thereof, has engaged in a non-exempt "prohibited transaction" as such term is defined in ERISA Section 406 and IRC Section 4975;

                    (x) Neither any of the Employee Plans subject to Title IV of ERISA nor any related trusts have been terminated by action of the Board of Directors of the PDI or Sellers nor has there been any "reportable event" as defined in ERISA Section 4043 with respect to any such Title IV Employee Plan;

                    (xi) None of the Employee Plans is a multi-employer plan as defined under Section 3(37) of ERISA or subject in any way to the provisions of the Multi-employer Pension Plan Amendments Act of 1980, as amended;

                    (xii) Except as disclosed on the Disclosure Schedule or as otherwise contemplated by this Agreement: (a) no action, suit, charge, complaint, proceeding, hearing, investigation, or claim is pending with regard to any Employee Plan other than routine claims for benefits or, if contested, are not material in amount; (b) the consummation of the transactions contemplated by this Agreement will not cause any Employee Plan to increase benefits payable to any participant or beneficiary; (c) the consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former employee of PDI or the Sellers to severance pay, unemployment compensation or any other payment, benefit or award under the Employee Plans; or
(ii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee under the Employee Plans; (d) all Employee Plans have been administered in compliance with the documents and instruments governing the Employee Plans, except in cases where changes in the law require compliance with the laws for periods preceding the date the Employee Plans are required to be amended with retroactive affect; (e) all material disclosures and notices required by law or Employee Plan provisions to be given to participants and beneficiaries in connection with each Employee Plan have been properly and timely made; and (f) with respect to the Employee Plans, PDI and the Sellers have no material liability to the

Employee Plans (other than liability for contributions as they become due and payable which liability will be retained and paid by Sellers as due), PDI and the Sellers have no material liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any liability for): (i) any excise taxes under the IRC Section 4971 through Section 4980B, Section 4999 or Section 5000, or (ii) any penalty under
Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, or (iii) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable law.

               Section 3.20 Taxes.

               (a) PDI or Deluxe has (i) accurately prepared and duly and timely filed with the appropriate Taxing Authorities all Tax Returns required to be filed by or with respect to PDI, and (ii) timely paid in full, or has made adequate provision for, all material Taxes of PDI attributable to any Tax period of PDI ending on or prior to the Closing Date shown to be due on such Tax Returns. Where required, timely estimated payments or installment payments of Tax liabilities have been made to all governmental agencies in amounts sufficient to avoid underpayment penalties or late payment penalties applicable thereto.

               (b) Current, with respect to the SE Business, or Deluxe has (i) duly and timely filed with the appropriate Taxing Authorities all Tax Returns required to be filed by or with respect to the SE Business within the time and manner prescribed by law, and

(ii) timely paid in full, or has made adequate provision for, all Taxes with respect to the SE Business attributable to any Tax period of Current ending on or prior to the Closing Date shown to be due on such Tax Returns Where required, timely estimated payments or installment payments of Tax liabilities have been made to all governmental agencies in amounts sufficient to avoid underpayment penalties or late payment penalties applicable thereto.

               (c) There are no Liens for Taxes attributable to any Tax period ending on or prior to the Closing Date upon the assets of PDI or the Purchased Assets except for statutory Liens for current Taxes due (all of which will be fully accrued on Closing Balance Sheets) and Liens for Taxes not yet due and payable.

               (d) Except as set forth on Section 3.20(d) of the Disclosure Schedule, Sellers have not received any written notice of deficiency or assessment from any Taxing Authority with respect to liabilities for Taxes of PDI or Current attributable to any Tax period of PDI or Current ending on or prior to the Closing Date which has not been paid or finally settled.

               (e) Except as set forth on Section 3.20(e) of the Disclosure Schedule, there are no audits pending as to Taxes payable by or with respect to PDI or Current and no such audits have been performed within the three (3) most recent tax years.

               (f) For purposes of this Agreement, "Tax Returns" means any return, report, declaration, estimate or other information filed or required to be supplied to a Taxing Authority in connection with Taxes.

               Section 3.21 Environmental Matters.

               (a) PDI and the SE Business:

                    (i) hold, and, to the knowledge of Sellers, are in substantial compliance with, all permits, licenses and government authorizations required for PDI and the SE Business to conduct their businesses under Environmental Laws;

                    (ii) have not violated, and are not in violation of, any Environmental Laws; and

                    (iii) have not owned, leased or controlled any Hazardous Substances treated, stored, used or released at any location except in compliance with Environmental Laws;

               (b) All storage tanks and associated pipes, pumps and structures (whether above or below ground) located in or on the Business Premises or any other real property currently or previously owned, leased, operated or controlled by PDI or Sellers with respect to the SE Business, are in sound condition, free of corrosion, meet all applicable performance standards and do not now, and have not at any time in the past evidenced impaired integrity or leakage.

               (c) Except as set forth in Section 3.21 of the Disclosure Schedule, PDI and Sellers, with respect to the SE Business, have not received any written request for information, or been notified that they are a potentially responsible party, under the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, or any similar state law with respect to any on-site or off-site location.

               (d) PDI and the SE Business are not subject to, nor have they received any notice that they may be subject to, any judgment, decree or order relating to compliance with, or the cleanup of regulated substances under, any applicable Environmental Laws.

               (e) For purposes of this Agreement:

                    (i) "Environmental Laws" means any applicable federal, state, county, or local laws, statutes, rules, regulations, ordinances and requirements promulgated by governmental or other authorities including any judicial or administrative interpretations thereof and any contractual obligations relating to public health and safety, worker health and safety, and pollution and protection of the environment, including the treatment, storage, use, release, disposal, or management of Hazardous Substances, including, but not limited to, the Comprehensive Environmental Response, Clean-up and Liability Act, the Resource Conservation and Recovery Act and the Emergency Planning and Community Right to Know Act.

                    (ii) "Hazardous Substances" means any substances defined or listed as "hazardous substances", "hazardous materials", "hazardous waste", "extremely hazardous substances", "toxic substances", "toxic chemicals", or any variation thereof, or determined at any time to be such pursuant to any applicable federal, state, county, or local laws, statutes, rules, regulations, ordinances and requirements promulgated by governmental or other authorities including any judicial or administrative interpretations thereof.

               Section 3.22 Brokers. No broker, finder or investment banker, including any director, officer, employee, affiliate or associate of PDI or either of Sellers, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement by reason of any action taken by Sellers, except for Greene, Holcomb & Co. and Merrill Lynch and Co., the fees and expenses of which shall be paid by Deluxe.

               Section 3.23 Product Liability Claims. Subject to reserves for returns, all products which PDI and the SE Business have sold have been merchantable, free from defects in material and workmanship, and complied with the terms of any written or oral warranties made by PDI and Sellers and all such warranties are identified in Section 3.21 of the Disclosure Schedule and copies of all written warranties are attached thereto. During the last three (3) years, neither PDI nor the SE Business has received any single claim exceeding Ten Thousand Dollars ($10,000.00) or claims in the aggregate exceeding Twenty Five Thousand Dollars ($25,000.00) based upon an alleged breach of product warranty, arising from their respective manufacture or sale of products (hereafter collectively referred to as "Product Liability Claims"). The Sellers have no reasonable ground to believe that future Product Liability Claims with respect to products of PDI and the SE Business sold prior to the Closing will be different from Sellers' past experience with respect thereto as set forth herein.

               Section 3.24 Union and Employment Contracts and Other Employment Matters. With respect to PDI or the SE Business, and except as set forth on
Section 3.24 of the Disclosure Schedule:

               (a) No executive, key employee or group of employees has provided notice of termination of their employment or, to the knowledge of Sellers, has any plans to terminate employment.

               (b) Neither PDI nor Current with respect to the SE Business is a party to any collective bargaining agreement or any other written employment agreement with its employees, nor are PDI nor any of the Sellers with respect to the SE Business a party to any other written contract or understanding that contains any severance pay liabilities or obligations, except for accrued, unused vacation pay or accrued, unused sick leave pay for its employees.

               (c) During the last three (3) years, neither PDI nor the SE Business has experienced any work stoppages, walkouts, or strikes or attempts by their employees to organize a union.

               (d) In the past three (3) years no claims have been made against PDI or the SE Business by any former or present employee based on employment discrimination, age discrimination, equal employment opportunity, sexual harassment, human rights laws violations, wrongful discharge, or unfair labor practices, and Sellers have no knowledge of any facts or circumstances upon which any such claim could be made.

               (e) None of the Sellers have received any claim asserting and have no knowledge of any failure of PDI or the SE Business to comply with applicable federal and state laws and regulations relating to employment of labor, including laws and regulations relating to wages, hours, collective bargaining, withholding taxes, and employee health and benefits.

               (f) There are no material controversies pending, or to the knowledge of the Sellers threatened, between PDI or the SE Business and any of their employees.

               (g) PDI and the SE Business are in compliance with the Immigration Reform & Control Act of 1986.

               (h) PDI and the SE Business are in compliance with the Employment Retirement Income Security Act of 1974.

               (i) PDI and the SE Business are in compliance with the Occupational Safety and Health Act.

               Section 3.25 Predominant Customers. No single customer of either PDI or the SE Business accounted for five percent (5%) or more of the respective revenues of either PDI or the SE Business during any of the three (3) complete fiscal years immediately preceding the date of this Agreement.

               Section 3.26 Contracts. Except as set forth on Section 3.26 of the Disclosure Schedule, neither PDI nor the SE Business is a party to or bound by, and the Assumed Liabilities do not include, any agreement, arrangement, contract or commitment involving:

               (a) Dealer, distributorship, or sales agent relationships;

               (b) Advertising;

               (c) Licensing of intellectual property rights from or to any person;

               (d) Capital expenditures having a remaining balance in excess of Twenty Five Thousand Dollars ($25,000.00);

               (e) Lease with respect to any property, real or personal, whether as lessor or lessee;

               (f) Covenants not to compete in any lines of business or with any person or business entity;

               (g) Franchise or distributor relationships;

               (h) Loan, credit, promissory note, or other evidence of indebtedness, including any commitments for future loans, credit, or financing, excluding inter-company loans and credit extended by the Business to its customers;

               (i) Guarantee;

               (j) Executory contracts involving the purchase of any services, merchandise, supplies, or equipment involving payments of more than Twenty Five Thousand Dollars ($25,000.00); or

               (k) Executory contracts involving the sale of assets, products, or services involving a value estimated at more than Twenty Five Thousand Dollars ($25,000.00), except sales of inventory in the ordinary course of business.

Except as provided on Section 3.26 of the Disclosure Schedule, each agreement, arrangement, contract or commitment referred to in such paragraph is terminable pursuant to the terms of such agreement, arrangement, contract or commitment without penalty, cost or liability on notice by PDI or SE Business not exceeding thirty
(30) days. Except as provided therein, none of the Sellers is in breach permitting termination by, or an award of damages to, the other party(ies) thereto (nor have Sellers received notice of a claim that any of them is in such breach) of any contracts identified in the Disclosure Schedule. Except as provided therein, all agreements, arrangements, contracts and commitments referred to in the Disclosure Schedule are assignable without the consent of any person and such consents, if any, as are required shall be obtained by the Sellers and delivered to Buyer at the Closing.

               Section 3.27 No Adverse Change. There has been no adverse change in the Purchased Assets, operations or condition of PDI or the SE Business, and none of the properties of PDI or the SE Business have been materially damaged by fire or other casualty, strike, or otherwise disposed of other than in the usual and normal course of business since December 31, 1996 .

               Section 3.28 Completeness of Disclosure. No representation in this Article III contains any untrue statement of a fact or omits to state any fact, the omission of which would be misleading.

               Section 3.29 Trade Rights, Licenses and Permits and Franchises. PDI possesses all distributor, supplier and marketing industry memberships, registrations, rights and privileges and all documentary evidence thereof ("Trade Rights"); all permits, licensing approvals, and notifications, governmental or otherwise, relating to the Business ("Licenses and Permits"); and all distributor and franchise contract rights related to the Business subject to the terms and conditions thereof ("Franchises"); approvals, and notifications, governmental or otherwise ("Approvals"), the absence of which would have a material adverse effect on its business. The SE Business possesses all Trade Rights, Licenses and Permits, Franchises, and Approvals, the absence of which would have a material adverse effect on the SE Business. All of such Trade Rights, Licenses and Permits, Franchises, and Approvals are freely assignable and transferable to Buyer at the Closing and will continue to be in full force and effect after such transfer.


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

               Buyer hereby represents and warrants to Deluxe and to Current as follows:

               Section 4.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Minnesota, has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership, lease or operation of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a material adverse effect on Buyer or on the ability of Buyer to consummate the transactions contemplated by this Agreement.

               Section 4.2 Authority Relative to this Agreement. Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly authorized by Buyer and no other corporate proceedings on the part of Buyer (or any other person) are necessary to authorize the execution of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby. This Agreement has been duly and validly executed by Buyer, and (assuming the valid execution of the Agreement by Sellers) constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except (a) that such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               Section 4.3 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) require Buyer to file or register with, notify, or obtain any permit, authorization, consent, or approval of or from, any Governmental Entity, with the exception of filings pursuant to the HSR Act, (ii) conflict with or breach any provision of the Certificate of Incorporation or By-Laws of Buyer, (iii) violate or breach any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any agreement or other obligation to which Buyer is a party, or by which it may be bound, or (iv) violate any order, writ, injunction, decree, judgment, statute, law or ruling of any Governmental Entity applicable to Buyer, excluding from the foregoing clauses (i), (iii) and (iv) such requirements, defaults, rights or violations which would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement, or which become applicable as a result of any acts or omissions by Deluxe or Current or the status of either Deluxe or Current.

               Section 4.4 Financing. Buyer has on the date of execution of this Agreement and will have at the Closing sufficient immediately available funds, in cash or pursuant to credit agreements in effect on the date of this Agreement, to pay the Purchase Price and any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

               Section 4.5 Brokers. No broker, finder or investment banker, including any director, officer, employee, affiliate or associate of Buyer, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement by reason of any action taken by Buyer.

               Section 4.6 Investment. Buyer is acquiring the Shares for its own account, for investment, and without a view to the public distribution thereof and will not sell or transfer the Shares in violation of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, or sell or transfer any of the assets of

PDI on the Closing Date.


                                    ARTICLE V

             SEPARATION OF THE SE AND CHECKS BUSINESSES; GUARANTIES

               Section 5.1 Separation by Current. Current and Buyer agree to cooperate in taking all actions reasonably necessary in order to separate the SE Business from the other assets, businesses and operations of Current, including without limitation the Checks Business.

               Section 5.2 Transition Services. In view of the time required in order finally to separate the SE Business from the other assets, businesses and operations of Current, Current and Buyer agree to execute and deliver to each other at Closing the Transition Services Agreement in a form mutually agreed upon by the parties and their respective counsel.

               Section 5.3 Replacement of Guaranties. Prior to the Closing, (a) each of Buyer and Sellers shall take all action reasonably necessary to obtain the unconditional release of Sellers from the guaranties, letters of comfort or support and indemnification or "hold harmless" agreements set forth in Section
5.3 of the Disclosure Schedule (collectively, the "Guaranties"); provided, however, that Buyer shall not be required to make any payment to secure such releases; or (b) Buyer shall make arrangements satisfactory to Sellers to indemnify Sellers from any loss, liability or expense incurred in connection with the Guaranties.

               Section 5.4 Books and Records. Sellers will deliver to Buyer as promptly as practicable after the Closing Date copies of all their books and records relating to PDI and the SE Business, PROVIDED, HOWEVER, that Sellers may retain copies of: (a) certain books and records related to Taxes or required by law to be kept by Sellers; and (b) certain records relating to former employees of PDI or the SE Business. The parties agree to make reasonably available to the others (including the right to make copies) any and all such books and records including, without limitation, those reasonably necessary to respond to inquiries regarding PDI or the SE Business from Governmental Entities or any customer, supplier or present or former employee of PDI or the SE Business or to defend claims or otherwise indemnify Sellers or Buyer, as the case may be, under the terms of this Agreement.


                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

               Section 6.1 Conduct of the Business. Sellers agree that, during the period from the date of this Agreement to the Closing, except as (i) otherwise contemplated by this Agreement, (ii) set forth in Section 6.1 of the Disclosure Schedule or (iii) consented to by Buyer in writing, Sellers shall cause the business operations of PDI and the SE Business to be conducted in the ordinary course consistent with past practice. Without limitation to the foregoing, Sellers shall not:

               (a) (i) permit PDI or Current to amend their respective Certificate of

Incorporation or By-Laws, as amended, (ii) split, combine or reclassify any shares of their outstanding capital stock, or (iii) directly or indirectly redeem or otherwise acquire any shares of their capital stock or shares of the capital stock of any of their subsidiaries;

               (b) permit PDI or Current to authorize for issuance, issue or sell or agree to issue or sell any shares of, or rights to acquire or convertible into any shares of, its capital stock (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise);

               (c) (i) permit PDI or Current to merge, combine or consolidate with another entity, (ii) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary course of business and consistent with past practice or otherwise enter into any material contract, commitment or transaction outside the ordinary course of business and consistent with past practice, or (iii) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its material assets outside the ordinary course of business and consistent with past practice;

               (d) permit PDI or Current, with respect to the SE Business to sell, lease, license, waive, transfer, encumber or otherwise dispose of any of their assets outside the ordinary course of business and consistent with past practice;

               (e) (i) permit PDI or, with respect to the SE Business, Current to incur, assume or prepay any material indebtedness or any other material liabilities other than in each case in the ordinary course of business and consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, in each case other than in the ordinary course of business and consistent with past practice, or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

               (f) permit PDI or Current to modify or amend, or waive any benefit of, any non-competition agreement to which any of them is a party or beneficiary relating to PDI or the SE Business;

               (g) permit PDI to authorize or make capital expenditures in excess of $100,000 in the aggregate; or permit Current, with respect to the SE Business, to authorize or make capital expenditures in excess of $100,000 in the aggregate;

               (h) permit any insurance policy naming PDI or Current as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business and only then if replaced by coverage in an amount at least equal to the cancelled or terminated policy;

               (i) permit PDI or, with respect to the SE Business, Current to
(i) adopt, enter into, terminate or amend in any material respect (except as may be required by applicable law) any plan for the current or future benefit or welfare of any officer, director or employee of PDI or the SE Business, (ii) enter into or renew any employment or consulting agreement, (iii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any officer, director or employee (except for normal increases in hourly wages and payment of bonuses required by plans presently in effect or the terms hereof , in each case in the ordinary course of business and consistent with past practice), or (iv) take any action to fund or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or plan;

               (j) permit PDI or, with respect to the SE Business, Current to make any change in its accounting or tax policies or procedures; or

               (k) permit PDI or, with respect to the SE Business, Current to enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

               Section 6.3 HSR Act Compliance. Each party hereto agrees to use its best efforts to file as expeditiously as possible a completed notification report under the HSR Act in connection with the transactions contemplated by this Agreement, and upon the request of either the Federal Trade Commission or the Department of Justice, as the case may be, to supply such agency with any additional requested information as expeditiously as possible. Each party shall promptly inform the other of any such request and shall cooperate with the other in responding to such request and in all other matters regarding compliance with the HSR Act. The filing fees required under the HSR Act shall be paid one-half by Buyer and one-half by Deluxe.

               Section 6.4 Covenant to Satisfy Conditions. Upon the terms and subject to the conditions set forth herein, Sellers will use their best reasonable efforts to ensure that the conditions set forth in Sections 9.1 and
9.3 are satisfied, insofar as such matters are within the control of Sellers, and Buyer will use its best reasonable efforts to ensure that the conditions set forth in Sections 9.1 and 9.2 hereof are satisfied, insofar as such matters are within the control of Buyer.

               Section 6.5 Post-Closing Collections. Sellers and their affiliates shall promptly pay over to Buyer all amounts received by Sellers or their affiliates on or after the Closing Date in respect of the accounts receivable or other assets of PDI or the SE Business, and Buyer shall promptly pay over to Sellers all amounts received by Buyer on or after the Closing Date that are not related to the accounts receivable or other assets of PDI or the SE Business.

               Section 6.6 Information Provided to Third Parties; Assignment of Confidentiality Agreements. Sellers have set forth in paragraph 6.6 of the Disclosure Schedule a listing of the parties to whom they or their agents have provided since September 30, 1996 any confidential information regarding PDI or the SE Business with respect to any acquisition proposal or the encouragement or initiation of any discussions of or with respect to any possible acquisition proposals, and describing in reasonable detail the information so provided to each such third party. Promptly following execution of this Agreement, Sellers shall use reasonable efforts to cause all of the foregoing information to be returned to PDI or the SE Business. Sellers have attached to paragraph 6.6 of the Disclosure Schedule true, correct and complete copies of each confidentiality agreement entered into with any third party in connection with the delivery of information as described above, and upon the Closing will execute and deliver assignments to Buyer of all of Sellers' right, title and interest in, to and under such confidentiality agreements. Sellers shall not amend, modify or supplement, or grant any consent or waiver under or with respect to, any of such confidentiality agreements without Buyer's prior written consent, and prior to such assignment shall use their best efforts to enforce such confidentiality agreements and cause the same to remain in full force and effect.

               Section 6.7 Allocation of Purchase Price.

               (a) Each of Deluxe and Buyer agrees that the consideration allocated to Shares is the amount specified in Section 1.4(a) of this Agreement (the "Share Purchase Price Allocation") and agrees to (i) be bound by the Share Purchase Price Allocation for purposes of determining any Taxes, (ii) prepare and file, and cause its affiliates to prepare and file, its Tax Returns on a basis consistent with the Share Purchase Price Allocation and (iii) take no position, and cause its affiliates to take no position, inconsistent with the Share Purchase Price Allocation on any applicable Tax Return, in any proceeding before any Taxing Authority or otherwise.

               (b) Buyer and Deluxe agree to the allocation of (i) the portion of the Purchase Price relating to the Purchased Assets and (ii) the Assumed Liabilities, among the Purchased Assets (the "Allocation"), in accordance with
Section 1.4(a) of this Agreement. The Allocation shall be made in accordance with Section 1060 of the Code and applicable Treasury regulations. Each of Deluxe, Current and Buyer shall (i) be bound by the Allocation for purposes of determining any Taxes, (ii) prepare and file, and cause its affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation and (iii) take no position, and cause its affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return, in any proceeding before any Taxing Authority or otherwise.

               Section 6.8 Bulk Transfers. Buyer hereby waives compliance with the provisions of any applicable statute relating to bulk transfers in connection with its purchase of the Purchased Assets under this Agreement. This
Section is not intended to estop either Current or Buyer from asserting as a bar or defense to any action or proceeding that the bulk transfer law is not applicable to the transactions contemplated by this Agreement.

               Section 6.9 Expenses. Each of Deluxe (on behalf of each of the Sellers and PDI) and Buyer shall pay all of its own costs and expenses associated with the negotiation and conclusion of this Agreement and the consummation of the transactions contemplated hereby ("Transaction Costs"). None of the Transaction Costs have been or shall be paid or accrued as expenses of PDI or shall be included within the Assumed Liabilities.

               Section 6.10 Non-Competition.

               (a) Current and Deluxe agree that, for a period of five (5) years following the Closing Date they, and any subsidiaries, affiliates or other entities controlling, controlled by, or under common control, with them (each a "Seller Company" for purposes of this Section 6.10), shall not directly or indirectly engage in the PDI Business or the SE Business in the United States and any other jurisdiction in which Current or PDI was engaged in business (including the licensing of trademarks) or in which Current or PDI had filed applications for registration to do business or applications for registration of trademarks as of the Closing, PROVIDED, HOWEVER, that this subsection shall not apply to the design, manufacture and marketing by a Seller Company of any of the Check Accessories set forth on Exhibit 6.10 provided such Check Accessories were prior to the date hereof marketed by such Seller Company, provided further that such use is consistent with the past usage (i.e. volume of advertising space) and provided further that no use of the CURRENT trademark is made in conjunction with the sale of such Check Accessories except as permitted under the Trademark License Agreement.

               (b) Current and Deluxe agree that, for a period of one (1) year following the Closing Date, neither they nor any other Seller Company will hire or employ or offer to employ any person employed by the SE Business and offered employment by Buyer as of Closing. The employment by Checks of any such person under the terms of the Transition Services Agreement or of up to twelve (12) additional employees to assist Sellers in post-closing accounting/tax functions for a period of up to eight (8) weeks after closing shall not be a violation of this provision.

               (c) Buyer agrees that, for a period of five (5) years following the Closing Date it, and any subsidiaries, affiliates or other entities controlling, controlled by, or under common control, with it (each a "Buyer Company" for purposes of this paragraph), shall not directly or indirectly engage in the marketing of Checks through the use of free standing newspaper inserts in the United States. "Free-standing inserts" shall mean promotional pieces loosely inserted or nested in newspapers or magazines. The subsection shall not only apply to the marketing by Buyer of Check Accessories.

               Section 6.11 Public Announcements. No party hereto shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the media or the public without the prior written consent of the other parties. The preceding sentence shall not apply, however, to any announcement or written statement required to be made by applicable law or administrative or legal process or pursuant to any securities exchange rules, except that the party required to make the announcement shall consult with the other parties as far in advance as reasonably practicable prior to the making of any such announcement concerning the timing and content thereof.

               Section 6.12 Transaction Costs. Sellers shall pay all sales, use, transfer, documentary stamp and other similar Taxes and all recording, filing and other charges, fees and costs with respect to the sale and purchase of the Purchased Assets and the Shares.

               Section 6.13 Further Assurances. Each of Deluxe, Current and Buyer shall use all reasonable efforts to take all action and to do all things necessary to consummate and make effective the transactions contemplated by this Agreement. In the event that, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each person which is a party to this Agreement shall take, and shall cause its officers and directors, as the case may be, to take, all such necessary action including, without limitation, the execution and delivery of such further instruments and documents as may reasonably be requested by the parties hereto for such purposes or otherwise to complete the transactions contemplated hereby.

               Section 6.14 Access to Information. During the period between the date hereof and Closing, Sellers and PDI shall give to Buyer and its attorneys, accountants, or other authorized representatives, full access to the property, personnel, books, contracts, commitments, and records of PDI, the SE Business, and, to the extent reasonably necessary, Sellers, shall furnish to Buyer during such period all such information as Buyer may request. Buyer shall have the right to conduct on site inspections of the Business Premises and to have its personnel present at the Business Premises on an on-going basis.


                                   ARTICLE VII

                      CERTAIN EMPLOYEE AND BENEFIT MATTERS

               Section 7.1 Retained Compensation Obligations. Sellers shall retain all liability related to, and shall pay when due (whether or not prior to closing) the following liabilities (collectively the "retained compensation obligations"):

               (a) wages, commissions and other compensation due as of any payroll payment date occurring on or prior to closing;

               (b) all vacation pay, short term disability pay or other paid time off used by employees of the SE Business or PDI prior to the Closing Date;

               (c) all obligations to or on behalf of their respective employees for all health insurance payments or other insurance contributions, profit sharing contributions, bonuses or additional compensation due to, or on behalf of, its employees for services performed, or related to employment occurring, through the Closing Date. Whether or not accrued or consistent with Seller's policies or past practice, all such unpaid compensation and benefits shall be paid by Sellers and Buyer shall have no liability for any such compensation;

               (d) all obligations to or on behalf of their respective employees arising under any individual agreements including specifically any obligations arising under agreements relating to the sale of the Assets or the Stock or continuing employment until the Closing.

               Section 7.2 Employment. Current shall have terminated the employment of all employees involved in the conduct of the SE Business who are offered employment by the Buyer effective as of the Closing Date. With respect to those employees of the SE Business who are not offered employment by the Buyer and are terminated effective as of the Closing Date, Current shall have complied in all respects with all applicable federal, state or local law obligations applicable to such employees including, but not limited to, those related to plant closings, continuation of insurance coverage and payment of wages, and Sellers shall pay out directly to any such employees, as are participants therein all accrued benefits including vacation pay, sick pay and qualified plan employee benefits vested to date. Sellers will assume and retain liability for any severance payments due to: (a) any of Lee Meyer, Mike Bertsch, Skip Ford, John Hyder, Gail Hickert, John Bruns, Ted Galovan and Jim Frain; and (b) any other employee of: (i) the SE Business, or (ii) PDI (if terminated by PDI at Buyers request effective at or before the Closing), to the extent that the total base 1998 compensation of all such other employees not offered employment by Buyer or terminated at Buyer's request is $5,000,000 or less (but excluding from such calculation any such other employee: (u) who do not actually receive severance payments from Sellers; (v) made available to Checks pursuant to the provisions of the Transition Services Agreement(not to exceed twelve (12) employees); (w) offered employment by Buyer whose offer of employment was subsequently withdrawn (or to whom no offer was made) due to such employee's failure to take or pass Buyer's pre-employment drug test or such employee's previous conviction of a felony; or (x) not offered employment due to the failure of such employee to apply for employment with Buyer. Within thirty (30) days following the Closing , Buyer shall certify to Sellers the names of all employees to which it offered employment (including those whose offer of employment was subsequently withdrawn due to such employee's failure to take or pass Buyer's pre-employment drug test or such employee's previous conviction of a felony) and shall pay, or reimburse Sellers for its payment of, severance benefits to "all such other employees" (after excluding those identified in (u), (v), (w) and (x)) to the extent the total base 1998 compensation of such employees exceeds $5,000,000. Not later than December 7, 1998, Sellers shall have permitted Buyer reasonable access to employees of PDI and the SE Business during regular business hours for purposes of interviewing, offering employment, conducting pre-employment drug testing, completing pre-employment documents and explaining Buyer's employee rules and benefits.

               Section 7.3 Continued Employment; Service Credit. Buyer shall on the Closing Date offer employment to such of the employees of the SE Business as it elects in is sole discretion and together with the employees of PDI as of the Closing Date (the "Affected Employees") (the applicable employer being sometimes hereinafter called the "Present Employer"). The Affected Employees shall be given credit for all service with the Present Employer (and service credited by the Present Employer), to the same extent as such service was credited for such purpose by the Present Employer, under all employee benefit plans, programs and policies, and fringe benefits of Buyer in which they become participants for purposes of eligibility, and benefit accrual. Nothing in this Section shall be deemed to require the employment of any Affected Employee to be continued for any particular period of time after the Closing Date or to create any third party rights or benefits in any Affected Employee.

               Section 7.4 Retirement Plan.

               (a) SE Plan Participation. Effective as of the Closing Date, all SE Business Employees who are offered employment by the Buyer shall cease participation in the Current Retirement Trust and the Deluxe Corporation 401(k) Plan (collectively the

"Sellers' Retirement Plans"). All contributions with respect to such employees for 1998 shall be made by Sellers prior to such termination of participation.

               (b) PDI Plan Participation. Effective as of the Closing, PDI shall terminate any Employee Plans identified in Section 3.19(a) of the Disclosure Schedule (the "PDI Retirement Plans" and together with the Sellers' Retirement Plans, the "Retirement Plans") and its participation in Sellers' Retirement Plans.

               (c) Retirement Plan Vesting. Sellers and PDI shall take any action that may be necessary or appropriate to ensure that all employees are 100% vested in their account balances under the Retirement Plans and shall cause the trustee of each Retirement Plan to pay those account balances to the employees or their beneficiaries in accordance with the terms of the respective Retirement Plan. Sellers shall cooperate with Buyer to facilitate providing all such employees who are hired by Buyer as of the Closing Date the opportunity to "roll-over" such account balances to Buyer's plans.

               (d) PDI 401(k) Plan Compliance. To enable Sellers to fulfill their obligations under the PDI 401(k) Plan, Buyer shall, until there shall occur a "separation from service" or other distribution event with respect to each of the PDI employees who participated in the Plan prior to the Closing Date, provide Seller or a designated representative of Seller prompt notice of the occurrence of a distribution event, as defined in the PDI 401(k) Plan, and of any change in such employee's name, address, marital or employment status. Sellers shall provide to Buyer written direction as to the recipient of any such notice and the events requiring notice to Sellers.

                                  ARTICLE VIII

                               CERTAIN TAX MATTERS

               Section 8.1 Tax Refunds and Credits. Buyer shall, within ten (10) days of receipt of any Tax refund or credit which was not reflected as a receivable on the Closing Balance Sheet, received by or on behalf of Buyer or any affiliate or successor thereto, with respect to PDI (a) for or attributable to any Tax period of PDI ending on or prior to the Closing Date or (b) for or attributable to any period up to and including the Closing Date which is part of a Straddle Period (as defined herein), pay the amount of such Tax refund or credit to Deluxe (including any interest or other addition thereon). If the amount of any such Tax refund or credit is applied against any other liability of PDI for Tax periods commencing after the Closing Date, Buyer or any affiliate or successor thereto for Taxes for any Tax period, Buyer shall, within ten (10) days of the date of such application, pay to Deluxe an amount equal to the amount of the Tax refund or credit (including any interest or other addition thereon). Buyer shall deliver with the payment to Deluxe a written explanation of the facts surrounding the Tax refund or credit and a copy of any related notice or statement received from the relevant Tax Authority. The payment of any amount to Deluxe pursuant to this Section 8.1 shall be considered to be a Purchase Price adjustment.

               Section 8.2 Record Maintenance. Buyer shall not, and shall cause its affiliates not to, dispose of any records relating to Taxes paid or payable by PDI or Taxes with respect to the SE Business, including records relating to Retained Litigation, for any Tax period ending on or prior to the Closing Date (hereinafter referred to as a "Pre-Closing Period") and any Tax period of PDI beginning prior to and ending after the Closing Date (a "Straddle Period") (including, but not limited to Tax Returns, reports, books, records, financial data, receipts, notices, assessments, reassessments, earnings and profits data and workpapers) prior to the later of: (a) the expiration of the eighth anniversary of the Closing Date or (b) the final resolution of all examinations, litigation or other proceedings involving a Taxing Authority that were initiated and of which Sellers have provided Buyer written notice, prior to the expiration of the eighth anniversary of the Closing Date relating to Taxes paid or payable by or with respect to PDI or the SE Business for any Pre-Closing Period and any Straddle Period. Notwithstanding the foregoing, if Buyer desires to dispose of any such records Buyer will provide notice to Deluxe and Deluxe may review the records and take possession of such records within thirty (30) days following written notice from Buyer.

               Section 8.3 Tax Returns. Deluxe shall be solely responsible for, and shall have the exclusive right in respect of, the preparation and filing, on a timely basis, of all Tax Returns of PDI for all Pre-Closing Periods. Buyer shall prepare and file, on a timely basis, all Tax Returns of PDI for Straddle Periods; PROVIDED, HOWEVER, that no later than 15 days prior to filing any such Tax Returns, Buyer shall submit any Tax Returns requested by Deluxe to Deluxe for Deluxe's review and approval, which approval shall not be unreasonably withheld or delayed. If Deluxe does not respond within five (5) days following delivery, such Tax Returns shall be deemed approved by Deluxe. Such Tax Returns shall be filed on a basis consistent with PDI's past practice in filing its Tax Returns. Buyer shall cooperate with Deluxe in the preparation and filing of any such Tax Returns as provided for in Section 8.5 hereof, and Deluxe shall provide Buyer with a copy of any Tax Return so filed by Deluxe (or the relevant portion thereof). Deluxe shall be solely responsible for, and shall have the exclusive right in respect of, the preparation and filing of any amended Tax Return and/or refund claim of PDI relating to any Tax period of PDI ending on or prior to the Closing Date. Without Deluxe's prior written consent, which shall not be unreasonably withheld or delayed, Buyer shall not take any action which would in any way alter the balance of Taxes owing or Tax refunds or credits obtainable with respect to any Pre-Closing Period.

               Section 8.4 Straddle Periods. With respect to any Straddle Period, to the extent permitted by law, the Buyer shall elect with the relevant Taxing Authority to close the books of PDI as of the close of business on the Closing Date. In any case where applicable law does not permit such election to be made, for any Straddle Period, the Taxes of PDI for the portion of such Straddle Period which ends on the Closing Date shall be computed using an interim-closing-of-the-books method on the assumption that such taxable period ended on and included the Closing Date, except that (i) all standard deductions, exemptions, allowances, progressivity in rates and other similar items shall be apportioned to such taxable period on a per-diem basis and (ii) real, personal and intangible property Taxes for any Straddle Period shall be apportioned between the



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


Buyer and Deluxe in accordance with the principles under Section 164(d) of the Code.

               Section 8.5 Tax Contests. Deluxe, at its sole cost and expense (including reimbursement of Buyer's costs and expenses incurred in providing the assistance described in this Agreement), shall have the exclusive right to control, conduct and/or represent the interests of all affected parties hereto in any audit, to initiate any claim for a Tax refund, to contest, resolve and defend against any determination, assessment, reassessment, notice of deficiency or other adjustment or proposed adjustment of Taxes (including the right to agree to any determination, assessment, reassessment, deficiency or settlement of any of the foregoing items) relating to any Tax Return filed with respect to PDI for any Pre-Closing Period. Buyer shall execute and deliver (or to cause PDI to execute and deliver) to Deluxe, promptly upon request, such powers of attorney as may be reasonably necessary to authorize Deluxe to extend statutes of limitations, receive Tax refunds, defend assessments, reassessments or notices of deficiency and take such other actions that Deluxe may reasonably consider to be appropriate or helpful to contest any audit or claim any Tax refund and shall not take any action inconsistent with the authority granted to Deluxe hereunder. Further, Buyer shall promptly forward to Deluxe any notice of any pending or threatened audit or other proceeding that may affect Deluxe's liability for Taxes.

               Section 8.6 Tax Cooperation. Buyer shall cooperate, and cause its affiliates to cooperate, with Deluxe, at its sole cost and expense (including reimbursement of Buyer's costs and expenses incurred in providing the assistance



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


described in this Agreement, in the filing of any Tax Return (including without limitation the provision of all information and data requested by Deluxe in connection with Tax Returns contemplated by Section 8.5), amendment thereto or consent contemplated by this Agreement and shall take such other action as Deluxe may reasonably request, including without limitation:

               (a) providing data for the preparation of any original or amended Tax Returns;

               (b) cooperating in any audit and providing reasonable access to Buyer's and its affiliates' Tax personnel;

               (c) filing protests or otherwise contesting any audit, including the filing of petitions for redetermination or prosecuting actions for refund in any court and pursuing the appeal of any such actions;

               (d) providing information and data required by Deluxe and its affiliates to compute their Tax credits and refunds (including without limitation U.S. federal income tax foreign tax credits); and

               (e) providing on demand books, records, documentation or other information relating to any consolidated Tax Returns with respect to Deluxe and its subsidiaries until the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof), providing additional information and explanation of material provided hereunder, and the use of Buyer's and its affiliates' commercially reasonable efforts to obtain any documentation from a governmental authority or third party that may be necessary or helpful in connection with the preparation of any consolidated Tax Returns of Deluxe and its subsidiaries for any period ending on or before the Closing Date.

               Section 8.7 Resolution of Certain Conflicts. In the event that Buyer and Deluxe cannot agree on the calculation of the amount of any liability for Taxes or entitlement to Tax credits or refunds hereunder, Buyer and Deluxe shall engage an internationally recognized independent public accounting firm, reasonably acceptable to each party, to make such calculation, and the decision of such firm will be conclusive and binding on both parties. The cost of such engagement shall be shared equally by Buyer and Deluxe.

               Section 8.8 Tax Indemnity. Without duplication of any amounts claimed under Article XI hereof, (a) Deluxe shall be responsible for and shall indemnify and hold the Buyer harmless from and against, and in respect of, any Taxes of PDI for any Pre-Closing Period and the portion of any Straddle period through the Closing Date, including any Taxes imposed pursuant to Treas. Reg. Sec. 1.1502-6, net of any Tax Benefit attributable to the item which gave rise to the indemnification claim hereunder, and (b) Buyer shall be responsible for and shall indemnify and hold Deluxe harmless from and against, and in respect of, any Taxes of PDI attributable to any Tax period commencing after the Closing Date and the portion of any Straddle Period after the Closing Date, net of any Tax Benefit attributable to the item which gave rise to the indemnification claim hereunder. (For purposes of this Agreement, "Tax Benefit" means the value of any deduction, expense, loss, credit or refund to the indemnified party or any affiliate of or successor to the indemnified party computed at the time of indemnification on the basis of the maximum U.S. federal marginal income tax rate applicable to corporations plus five percentage points and recognizing the time value of money if such deduction, expense, loss, credit or refund cannot be utilized immediately.)


                                   ARTICLE IX

                              CONDITIONS TO CLOSING

               Section 9.1 Conditions to the Obligations of all Parties. The obligations of Sellers and Buyer to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

               (a) no statute, rule or regulation shall have been enacted or promulgated and no injunction or other order shall have been entered, and not vacated, by a court or administrative agency of competent jurisdiction in any proceeding or action, which enjoins, restrains, makes illegal or prohibits consummation of the transactions contemplated hereby;

               (b) all waiting periods under any law, regulation, rule or order applicable to, or deemed to be applicable to, any of the transactions contemplated by this Agreement, including without limitation the HSR Act, shall have expired or been terminated, and all approvals required thereunder shall have been granted; if approval under any such law is subject to the satisfaction of any material conditions, then each such condition shall have been approved by the party affected by such condition, which approval shall not be unreasonably withheld; and

               (c) no suit, action, or other proceeding shall be pending or threatened by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this agreement, and no investigation that might eventuate in any such suit, action, or other proceeding shall be pending or threatened.

               Section 9.2 Conditions to the Obligations of Sellers. The obligations of Sellers to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Sellers, on or before the Closing Date, of the following conditions:

               (a) the representations and warranties of Buyer contained herein shall have been true and correct in all material respects when made and as of the Closing Date, as if made on the Closing Date;

               (b) Buyer shall have performed or complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing;

               (c) Sellers shall have been furnished a certificate of Buyer, dated the Closing Date, certifying to the foregoing; and

               (d) Sellers shall have been relieved of the obligations under their Guaranties, as set forth in Section 5.3.

               Section 9.3 Conditions to the Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Buyer, on or before the Closing Date, of the following conditions:

               (a) the representations and warranties of Sellers contained herein shall have been true and correct in all material respects when made and as of the Closing Date, as if made on the Closing Date;

               (b) Sellers shall have performed or complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing;

               (c) Buyer shall have been furnished with a certificate of Sellers, dated the Closing Date, certifying to the foregoing;

               (d) Sellers shall have delivered each of the documents required by the terms hereof, executed as appropriate, including but not limited to each of the documents identified in Sections 2.2(a) and 2.2(b), or Sellers shall make arrangements satisfactory to Buyer to indemnify Buyer from any loss, liability or expense incurred in connection with a failure to deliver any such third party consent;

               (e) Sellers shall have obtained full and complete releases of all liens, security interests, or other encumbrances upon the Purchased Assets except for those arising solely from the Assumed Liabilities; and

               (f) An environmental consulting firm, selected and paid by Buyer, shall have evaluated the Business Premises and shall have issued an opinion, in form and



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


substance satisfactory to Buyer and its counsel. Such report, or Buyer's waiver of this condition, shall not limit in any manner the Seller Parties' indemnification obligations as set forth herein.


                                    ARTICLE X

                                   TERMINATION

               Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

               (a) by mutual consent of Deluxe and Buyer;

               (b) by Buyer after December 31, 1998 if any of the conditions provided for in Section 9.3 shall not have been met or waived in writing by Buyer prior to or on such date; or

               (c) by Deluxe after December 31, 1998 if any of the conditions provided for in Section 9.2 shall not have been met or waived in writing by Sellers prior to or on such date.

               Section 10.2 Effect of Termination. In the event of termination of this Agreement pursuant to this Article, this Agreement shall immediately terminate and be of no further force and effect, and there shall be no liability on the part of Buyer or Sellers (except for liabilities arising from willful breach of this Agreement prior to such termination); PROVIDED, HOWEVER, that Sections 6.9, 6.11, 14.4, 14.8, 14.10, 14.11 and Article 12 and this Article shall survive the termination hereof; PROVIDED FURTHER, that all information received by Buyer with respect to PDI or the SE Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.


                                   ARTICLE XI

                                 INDEMNIFICATION

               Section 11.1 Survival. The representations and warranties contained in this Agreement shall survive the Closing for the respective periods listed below (the "Limitations Period"):

               (a) the representations and warranties set forth in Sections 3.1, 3.2, 3.7, 3.18, 3.21, 4.1 and 4.2 shall survive without limitation;

               (b) the representations and warranties set forth in Sections 3.19 and 3.20 shall survive until the eighth anniversary of the Closing Date; provided, however that if any dispute is pending with any Taxing Authority or other governmental authority as of the eighth anniversary of the Closing Date, the representations and warranties set forth in Sections 3.19 and 3.20 shall survive with respect to any such dispute(s) until finally resolved.

               (c) the representations and warranties set forth in Sections 3.4, 3.5, 3.6, 3.10, 3.11, 3.12, 3.13, 3.24, 3.26 and 3.27 shall survive until the third anniversary.

               (d) all other representations and warranties set forth in Article III or Article IV shall survive until the first anniversary.

               Section 11.2 Indemnification by Deluxe. Deluxe shall indemnify, defend and hold harmless Buyer against any and all losses, damages, deficiencies, suits, claims, demands, judgments, costs, expenses or other liabilities ("Losses") resulting from, arising from, or relating to (i) any breach of a representation or warranty of Deluxe contained in Article IV of this Agreement (but only if a written claim for such indemnity delivered to the other party within thirty (30) days following expiration of the respective Limitations Period), (ii) any failure by Sellers to perform or comply with any agreement, covenant or obligation contained in this Agreement, (iii) any liability of Current not specifically assumed by Buyer pursuant to this Agreement, (iv) the failure of the parties to fully comply with any statutory provision designed to protect the interest of creditors of Sellers or PDI, (v) Seller's failure, or alleged failure, to pay when due any Taxes or PDI's failure, or alleged failure, to pay when due any Taxes with respect to any Tax period of PDI ending prior to the Closing Date; (vi) Sellers actual or alleged maintenance, operation, participation in, or termination of any Employee Plan or actual or alleged violation of ERISA or the Comprehensive Omnibus Budget Reconciliation Act; (vii) the actual or alleged past or present existence, generation, storage, handling, disposal, or release of Hazardous Substances on the Business Premises in contravention of any Environmental Law prior to Closing, or the generation, storage, handling, disposal, or release of Hazardous Substances by PDI or SE Business , whether or not upon the Business Premises in contravention of any Environmental Law prior to Closing, or the failure of any of the Sellers in the conduct of the PDI or SE Business to comply with any

Environmental Laws; (viii) Sellers actual or alleged action or inaction relating to any employee, applicant for employment, or collective bargaining agent representing, or seeking to represent, any employee of Sellers or PDI's actual or alleged action or inaction relating to any employee, applicant for employment, or collective bargaining agent representing, or seeking to represent, any employee of PDI on or prior to the Closing Date; (ix) any litigation involving any of the Sellers including the Retained Litigation; and
(x) any actual or alleged obligation of the Sellers or PDI with respect to any Change of Control Agreements or Shareholder Agreements. For purposes of this Agreement, "Change of Control Agreements" mean any and all agreements, whether written or oral, that would provide cash or other compensation upon consummation of any of the transactions contemplated herein to employees of Sellers or PDI or any other persons who are parties to them and "Shareholder Agreements" mean any and all agreements, whether written or oral, that provide shareholders of any of Sellers or PDI and any other persons who are parties to them extraordinary rights (including, but not limited to, rights with respect to voting, appointment of directors or officers, control of operations, or limitations on Sellers' or PDI's exercise of shareholder's normal rights incidental to their respective share ownership in such corporations) with respect to any of Sellers whether presently existing or arising upon consummation of any of the transactions contemplated herein.

               Section 11.3 Indemnification by Buyer. Buyer shall indemnify and hold harmless Deluxe and Current against any and all Losses resulting, arising from, or relat-ing to (i) any breach of a representation or warranty of Buyer contained in
Article V of this Agreement (but only if a written claim for such indemnity delivered to the other party within thirty (30) days following the expiration of the respective Limitations Period), (ii) any failure by Buyer to perform or comply with any agreement or obligation contained in this Agreement, (iii) the Assumed Liabilities, (iv) all liabilities and obligations relating to the SE Business arising from events occurring on or after the Closing Date, and (v) Buyer's actual or alleged action or inaction occurring prior to, on, or subsequent to the Closing Date relating to any SE employee who applied for employment with Buyer in connection with the transactions contemplated herein, or any PDI employee terminated by PDI on or prior to the Closing Date at Buyer's request.

               Section 11.4 Limitations of Claims.

               (a) With respect to claims arising against Sellers under Sections
11.2 (i) and (ii) and claims arising against Buyer under Sections 11.3 (i) and
(ii), no indemnification pursuant to this Article XI shall be available to Sellers or Buyer until the aggregate of all Losses payable to Sellers or to Buyer equal or exceed $500,000, and upon such aggregate being reached, shall fully indemnify the Indemnified Party.

               (b) Anything to the contrary herein notwithstanding, with respect to claims arising against Sellers under Sections 11.2 (i) and (ii) or claims arising against Buyer under Sections 11.3 (i) and (ii) the aggregate indemnification to be provided by any party pursuant to this Article XI shall not exceed the Purchase Price.

               Section 11.5 Procedures.

               (a) A party seeking indemnification pursuant to Sections 11.2 or
11.3 (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim or assessment, or the commencement of any action, suit, audit or proceeding, by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim") and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, but in no event more than five (5) business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. The Indemnifying Party shall have the right, exercisable by written notice (the "Notice") to the Indemnified Party within ten (10) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume the defense of such Third Party Claim, using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party provided that: (a) the Indemnifying Party shall not by this provision permit to exist any lien, encumbrance, or other adverse charge upon any asset of any Indemnified Party nor shall Sellers, as Indemnifying Party(s), settle or pursue any matter reasonably likely to materially impact the business of PDI or SE Business without the prior written consent of

Buyer;

               (b) the third party is seeking only monetary relief and does not seek an injunction or other equitable relief;

               (c) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnifying Party, provided that the fees and expenses of such counsel shall be borne by the Indemnifying Party;

               (d) the Indemnifying Party shall agree, without reservation, within ten (10) days of receiving notice of the claim to reimburse the Indemnified Party for the full amount of any loss resulting from such claim and all related expense incurred by the Indemnified Party pursuant to this Article XI and provides evidence, reasonably satisfactory to the Indemnified Party that the Indemnifying Party has the financial resources to defend against such claim and to fulfill the indemnification obligations with respect thereto; and

               (e) the Indemnifying Party is reasonably contesting such claim in good faith. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party shall fail to assume the defense of the Third Party Claim within such ten (10) day period, the Indemnified Party shall have the right to undertake the defense of such Third Party Claim on behalf of the Indemnifying Party and at the expense of the Indemnifying Party. Regardless of whether the Indemnifying Party elects to assume the defense of any such Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent which shall not be unreasonably withheld or delayed.

               (f) The Indemnifying Party or the Indemnified Party, as the case may be, shall in any event have the right to participate, at its own expense, in the defense of any Third Party Claim which the other is defending.

               (g) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim in accordance with the terms hereof, shall have the right, upon five (5) days prior written notice to the Indemnified Party, to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim provided the third party is seeking only monetary relief and the Indemnifying Party agrees that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge such judgment or settlement. If (i) the Third Party Claim involves equitable or other non-monetary damages or (ii) in the reasonable judgment of the Indemnified Party such settlement would have a continuing material adverse effect on the Indemnified Party's business (including any material impairment of its relationships with customers and suppliers), in which case such settlement only may be made with the written consent of the Indemnified Party, which consent may be granted or withheld in the sole discretion of the Indemnified Party.

               (h) Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnifying Party of, records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.


                                  ARTICLE XII

                                   ARBITRATION

               Section 12.1 Scope; Location. The parties agree that all questions or matters in dispute with respect to this Agreement or any ancillary agreements, shall be submitted to arbitration pursuant to the terms hereof. Hearings and other proceedings of the arbitrators shall be conducted at Minneapolis, Minnesota.

               Section 12.2 Conditions Precedent. Prior to referring any matter to arbitration pursuant to the provisions hereof, any party intending to refer any matter to arbitration shall: (a) have given not less than ten (10) days prior written notice of its intention to do so to the other party together with the particulars of the matter in dispute;

and (b) submitted the matter in dispute to unsupervised mediation in the location provided for the arbitration pursuant to Section 12.1 for a period of not less than twenty (20) days following the notice period described in Section
12.2 (a) above. The party intending to refer the matter to arbitration shall notify the other party(ies) in writing of not less than four (4) dates on which it would provide senior management officials of such party with full settlement authority for purposes of conducting mediation and the parties shall use their best efforts to agree upon one or more dates for conducting the mediation. On the expiration of such thirty (30) days or upon the earlier refusal of the other party(ies) to attend mediation or the unsatisfactory conclusion of such mediation, the party who gave such notice may proceed to refer the dispute to arbitration as provided in Section 12.3.

               Section 12.3 Appointment. The party desiring arbitration shall appoint one arbitrator, and shall notify the other party of such appointment, and the other party shall, within fifteen (15) days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within thirty (30) days of the appointment of the last appointed arbitrator, agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for. If the other party fails to appoint an arbitrator within fifteen (15) days after receiving notice of the appointment of the first arbitrator, the first party shall have the right upon not less than five (5) days written notice to the other party to make application to the Appointing Authority (hereinafter defined) for the appointment by the other party. If the two arbitrators so appointed are unable to agree on the appointment of the chairman, then either party, or both, may in writing, request the Appointing Authority to appoint a third arbitrator who shall serve as if appointed by the two arbitrators first appointed.

               Section 12.4 Resignation; Replacement. Any arbitrator appointed pursuant to these provisions may resign as such by written notice to both parties. In the event of the inability or refusal to serve of any person designated as an arbitrator, or if any arbitrator for any reason ceases to serve as such, an arbitrator to fill such vacancy shall be appointed by the party, or by the two arbitrators, or by the Appointing Authority, as the case may be, whichever made the original appointment. If the person(s) making the original appointment fails, neglects, or refuses to fill such vacancy, such vacancy shall be filled in the manner hereinbefore provided in the event of failure to make the original appointment; and, in any event, the arbitrator so appointed shall, for all purposes, have the same standing and power as though originally appointed.

               Section 12.5 Applicable Rules. Except as specifically otherwise provided in this Article 12, the arbitration herein provided for shall be conducted in accordance with the Commercial Rules of the American Arbitration Association ("AAA"). The chairperson shall forthwith fix a time and place for the purpose of hearing the evidence and representations of the parties, and s/he shall preside over the arbitration and determine all questions of procedure not provided for under the Commercial AAA Rules. After hearing any evidence and representations that the parties may submit, the arbitrators shall make an award and reduce the same to writing, and deliver one copy thereof to each of the parties. The expense of the arbitration shall be paid as specified in the award.

               Section 12.6 Hearings. Each party shall be entitled to reasonable notice of the time and place of hearings to be held by the arbitrators (but only such hearings held for the purpose of hearing the parties and witnesses), to be present at such hearings, and to be represented by counsel at such hearings. However, if having been afforded such notice, a party shall fail, neglect, or refuse to appear at such hearings, the arbitrators may act in the absence of such party.

               Section 12.7 Appointing Authority. As used herein, the term "Appointing Authority" shall mean a judge of the State District Court of the county in which the arbitration is to be held pursuant to Section 12.1.

               Section 12.8 Binding Awards. The arbitrators shall set forth in writing their findings of fact and conclusions of law and shall render their award based thereon. The parties agree that the award of a majority of the arbitrators shall become final and binding upon each of them on the twenty-first
(21st) day following delivery to the parties, and that, subject to the provisions of Section 12.9, thereafter judgment upon the award may be entered in any court having jurisdiction thereof.

               Section 12.9 Appellate Procedure.

               (a) Notice. A party who desires to appeal the arbitrators' award (the "Appellant") shall give notice of its intent to appeal to the other party (the "Respondent") no later than twenty (20) days after the arbitrators' award is rendered. The Respondent may in turn give notice to the Appellant of the Respondent's desired venue for the appeal no later then ten (10) days after receipt of the Appellant's notice of intent to appeal.

               (b) Selection of Venue. An Appellant who has complied with the notice provisions set forth in Section 12.9(a) may appeal the award by filing an action for affirmative or declaratory relief concerning the subject matter of the arbitration, but for no other relief, in a court having general trial jurisdiction that includes the matter in controversy. If such a court exists within a venue specified by the Respondent pursuant to Section 12.9(a), the action shall be filed in that venue.

               (c) Counterclaims. The Respondent may counterclaim for enforcement of the award. Alternatively, the Respondent may "cross-appeal" by counter-claiming for affirmative or declaratory relief concerning the subject matter of the arbitration, but for no other relief.

               (d) Arbitrators' Award Deemed Report of Special Master. An award from which an appeal permitted by this Agreement is timely taken shall not be a "binding" award, but nevertheless shall be filed with the court as follows:

                    (i) The parties agree that the written findings of fact and conclusions of law upon which the arbitrators' award shall be filed with the court as the report of a special master in the manner and with the effect prescribed by Rule 53(e) of the Federal Rules of Civil Procedure. The findings of fact shall be final but shall be subject to review under the clearly-erroneous standard as prescribed by Rule 53(e)(2) and (4).

                    (ii) The parties agree that the record in the arbitration hearing shall automatically become the agreed record in the action, subject to re-opening before the same arbitration panel only in accordance with the principles governing new trials to the court under Rule 59 of the Federal Rules of Civil Procedure.

                    (iii) If the action is filed in a state court or other forum other than a United States district court, the parties agree that the stipulations in this Section 12.9(d) shall nevertheless apply in the same manner as if the action had been filed in a United States district court.

                    (e) Tolling of Statute of Limitations. The running of any statute of limitations applicable to a claim or counterclaim made in the arbitration proceeding shall be tolled during the arbitration proceeding to the extent that the claim or counterclaim was not barred by time limitations when made.

                    (f) Award. If an award is appealable under this Section 12.9 and an appeal is not timely made in accordance with the procedures of this
Section 12.9, then the award shall automatically become final and binding as between the parties and non-appealable for any reason. The award may thereafter be confirmed or enforced by either party in any court of competent jurisdiction by the filing of an appropriate action. Each party shall be deemed to have conclusively waived any and all defenses against enforcement that could have been made in an appeal pursuant to this Section 12.9, including any and all defenses that would otherwise be available under the Federal Arbitration Act.

                    (g) Costs of Appeal. If the Appellant is unsuccessful in vacating or modifying the arbitrators' award pursuant to the foregoing appellate procedure, or if Appellant succeeds in modifying the award with respect to the amount of money payable to or by Appellant but such modification does not increase the amount payable to, or decrease the amount payable by, Appellant by at least ten percent (10%) of the amount awarded by the arbitrators, then Appellant shall bear one hundred percent (100%) of the costs of the appeal and shall reimburse the Respondent for its reasonable attorneys' fees costs and disbursements incurred by Respondent in defending the appeal. Respondent shall not be required to reimburse Appellant for any of its costs, expenses or attorneys' fees (even if Appellant is successful in such appeal) except to the extent otherwise provided by applicable law or this Agreement.

               Section 12.10 Injunctive Relief. Notwithstanding the foregoing, Buyer shall have the right to seek injunctive relief from a court of competent jurisdiction with respect to matters of specific performance under Section 6.10. All other matters in dispute under this Agreement or the ancillary agreements shall be governed by the arbitration provisions of this Article 12.


                                  ARTICLE XIII

                               TAYLOR OBLIGATIONS

               Section 13.1 Buyer Non-performance. In the event that Buyer fails to perform any obligation arising under this Agreement, Taylor shall be obligated to pay or perform such obligation.

               Section 13.2 Applicability Taylor shall be deemed the beneficiary of any



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rights of Buyer (whether by way of defense, set-off, counterclaim or otherwise)
under the provisions of this Agreement, whether substantive or procedural, including without limitation Articles 9, 10, 11, 12 and 14.


                                   ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

               Section 14.1 Binding Agreement. This Agreement shall be effective only when signed by all of the parties on the signature pages (or counterpart signature pages hereto). No party shall be bound by any condition, definition, warranty, or representations, other than as expressly set forth or provided for in this Agreement, or as may be, on or subsequent to the date hereof set forth in writing and signed by the party to be bound thereby.

               Section 14.2 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

               Section 14.3 Waiver of Compliance. Any party hereto may waive compliance by the other party or parties with any of the agreements or conditions contained herein. Any such waiver shall be valid only if set forth in a written instrument signed by the party or parties to be bound thereby and any such waiver shall not be deemed a waiver of any other or further instances of non-compliance or of any party's remedies for such non-compliance unless so specified in the waiver.

               Section 14.4 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on



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the date delivered, if delivered personally, on the fifth business day after being mailed by registered or certified mail (postage prepaid, return receipt requested) or on the business day after being sent by reputable overnight courier (delivery prepaid), in each case, to the parties at the following addresses, or on the date sent and confirmed by electronic transmission to the telecopier number specified below (or at such other address or telecopier number for a party as shall be specified by notice given in accordance with this Section):

               (a)   if to Deluxe or Current, as follows:

                            Deluxe Corporation 3680
                            Victoria Street North
                            P.O. Box 64235
                            St. Paul, Minnesota 55164-0235
                            Attention: Morris Goodwin, Jr.

                            Tel: (612) 483-7122
                            Fax: (612) 787-1566

With a copy to:

                            Deluxe Corporation
                            3680 Victoria Street, North
                            P.O. Box 64235
                            St. Paul, Minnesota  55164-0235
                            Attention: Stephen L. Peterson

                            Tel: (612) 483-7257
                            Fax: (612)787-2749

               (b)   if to Buyer, as follows:

                            SE/PDI Acquisition Corporation
                            1725 Roe Crest Drive
                            North Mankato, MN 56002-3728
                            Attention: Larry Lorenzen

                            Tel: (507) 625-2828
                            Fax: (507) 625-2988



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


With a copy to

                            SE/PDI Acquisition Corporation
                            1725 Roe Crest Drive
                            North Mankato, MN 56002-3728
                            Attention: Gregory Jackson

                            Tel: (507) 625-2828
                            Fax: (507) 625-2988

               Section 14.5 Parties in Interest; Assignment. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns, and no provision of this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, directly or indirectly, by any party hereto without the prior written consent of the other parties hereto.

               Section 14.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

               Section 14.7 Construction; Interpretation.

               (a) Any rule of law that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it shall have no application and is expressly waived.

               (b) For purposes of this Agreement, all references to "knowledge" mean,



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with respect to any person, actual knowledge of a fact or constructive knowledge if a reasonably prudent person in a like position would have known, or should have known, the fact after due inquiry, and with respect to any corporation or other entity, actual knowledge of a fact by any officer, director or employee of such corporation or entity or constructive knowledge if a reasonably prudent officer, director or employee would have known, or should have known the fact after due inquiry.

               (c) References made to an "Exhibit" or a "Schedule", unless otherwise specified, refer to one of the Exhibits or Schedules, respectively, attached to this Agreement, and references made to an "Article" or a "Section", unless otherwise specified, refer to one of the Articles or Sections, respectively, of this Agreement. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

               (d) As used herein, the plural form of any noun shall include the singular and the singular shall include the plural, unless the context requires otherwise. Each of the masculine, neuter and feminine forms of any pronoun shall include all such forms unless the context requires otherwise.

               Section 14.8 Entire Agreement. This Agreement (together with the Disclosure Schedule, Exhibits, Schedules and the further agreements expressly referred to herein) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and



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oral, between or among the parties, or any of them, with respect to the subject matter hereof.

               Section 14.9 Severability. If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement, or the remaining portions thereof, shall nevertheless remain in full force and effect. Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are consummated to the fullest possible extent.



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


               Section 14.10 Governing Law. This Agreement shall be governed by the laws of the State of Minnesota as to all matters, without regard to the conflict of laws principles thereof.

               Section 14.11 Attorney Fees. If any litigation shall be commenced to enforce, or relating to, any provision of this Agreement, the Ancillary Agreements or any collateral documents, the prevailing party shall be entitled to an award of reasonable attorney fees (including fees related to the services of in-house counsel) and reimbursement of such other costs as it incurs in prosecuting or defending such litigation. For purposes of this Section 14.11, prevailing party shall include a party awarded injunctive relief, a party succeeding in obtaining the issuance of an order enforcing an arbitrator's award or compelling arbitration as provided herein, and a party prevailing upon appeal.

               IN WITNESS WHEREOF, Deluxe, Current and Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.


DELUXE CORPORATION                          SE/PDI ACQUISITION CORPORATION

By:                                         By:
   -------------------------                   ------------------------------
   Name:                                       Name:
   Title:                                      Title:

By:
   -------------------------
   Name:
   Title:




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


CURRENT, INC.                               TAYLOR CORPORATION

By:                                         By:
   -------------------------                   ------------------------------
   Name:                                       Name:
   Title:                                      Title:

By:
   -------------------------
   Name:
   Title:



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